EXHIBIT 10.2

HOME FEDERAL BANK

RESTATED EMPLOYMENT AGREEMENT

THIS RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of this 31st day of December, 2008, contemporaneously with the Restated Change-in-Control Agreement, by and between HOME FEDERAL BANK, a South Dakota corporation (hereinafter referred to as the “Bank”), P. O. Box 5000, Sioux Falls, South Dakota 57117-5000 and                                        (the “Employee”).

RECITALS

A.	The Employee is currently serving as .

B.	The Board of Directors of the Bank recognizes the important service that the Employee provides and will continue to provide for the Bank.

C.	The Board of Directors of the Bank has previously approved and authorized the execution of an Employment Agreement with the Employee.

D.	The Board of Directors of the Bank has previously approved and authorized the execution of a Change-in-Control Agreement with the Employee.

E.	South Dakota Codified Law Section 53-8-7 allows written agreements to be amended without additional consideration.

F.	The Board of Directors of the Bank and the Employee desire to make certain changes in the Employment Agreement and Change-in-Control Agreement.

G.	The changes to the Employment Agreement are contained in this Restated Employment Agreement (this “Agreement”).

H.	The HF Financial Corp. Personnel, Compensation and Benefits Committee has authorized the Chairman and Chief Executive Officer of the Bank to finalize and sign the Agreement with the Employee.

COVENANTS

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained and further contained in the Restated Change-in-Control Agreement between the parties executed contemporaneously herewith, the parties agree as follows:

1.             Term

This agreement shall commence on the date set forth above and shall continue in effect through June 30, 2009, provided, however, that commencing on July 1, 2009 and on each July 1 thereafter, the term of this agreement shall automatically be extended for one additional year unless, no later than March 31 of the previous year, the Bank or the Employee shall have given notice that this Agreement shall not be extended. Except as otherwise provided in the Restated Change-in-Control Agreement, the Employee’s Restated Change-in-Control Agreement shall terminate when this Agreement terminates.

2.             Employment

The Employee serves as                                      of the Bank and shall have all such authority, powers, duties, and responsibilities as may be given to the Employee from time to time by the Chief Executive Officer. The Employee shall devote substantially all of the Employee’s working time and efforts to the affairs of the Bank.

3.             Compensation

(a)           The Bank shall pay the Employee a base salary at a rate of no less than                                                                  ($                ) per year during the term of this Agreement upon the same frequency and on the same basis that that Bank normally makes salary payments to other Employee personnel. Appropriate adjustments will be made to the Employee’s base salary giving consideration to the value of the Employee’s services and to comparable adjustments to salaries paid to other executive employees of the Bank.

(b)           The Employee shall participate in the same manner as other executives in the Bank’s executive incentive plans.

4.             Benefits

The Bank shall provide the Employee, in addition to the base salary, all benefits made available to other officers of the Bank as described in the Bank’s benefit plan(s) including, but not limited to group term life insurance, group medical, dental and disability coverage, paid Personal Time Off (PTO), and retirement.

5.             Termination

(a)           Termination for Cause. The Bank shall have the right to immediately discharge the Employee for Cause. Cause shall include:

(i)            Material violation of a law or regulation which:

(a)           Governs the Employee’s conduct as an officer of the Bank; or

(b)           In the reasonable opinion of the Bank affects the Employee’s fitness to serve in the Employee’s position;

(ii)           Substantial neglect of the Employee’s duties;

(iii)          Action or inaction, which materially and adversely impacts the Bank’s safety, soundness, security, assets, customers or employees;

(iv)          Dishonesty of a material nature;

(v)           Failure to comply with material rules, regulations or policies of the Bank;

(vi)          Engaging in personal conduct which, when considering the Employee’s position with the Bank, would materially detract from its business reputation in the community served;

(vii)         Material breach of any material covenant or condition of this Agreement; and

(viii)        Willful and material misconduct.

Nothing in this provision shall prevent the Bank from putting the Employee on a paid or unpaid administrative leave during the pendency of criminal charges against the Employee, during an investigation (internal or otherwise) into any suspected misconduct or illegal conduct of the Employee, or for any other reason deemed appropriate in the reasonable discretion of the Bank. Nothing in this provision shall prohibit the Bank from reasonably disciplining the Employee for wrongdoing or misconduct in a manner that does not result in termination. Discipline or discharge under this section shall be preceded by a fair and complete investigation, including an opportunity for the Employee to provide information which the Employee deems relevant.

(b)           Termination Without Cause. The Employee’s employment under this Agreement may be terminated without Cause at any time upon sixty (60) days written notice to the Employee.

The Employee may terminate this Agreement at any time upon sixty (60) days written notice to the Bank’s Chief Executive Officer.

(c)           Absenteeism. If the Employee is absent from work in partial-day or full-day increments for any reason, including but not limited to illness or injury, for a period of time or in a manner that materially affects the functioning of the Employee’s department or of the Employee’s direct or indirect reports, the Bank may, in its reasonable discretion, terminate the Employee’s employment with the Bank without prior notice. Nothing in this absenteeism provision shall relieve the Bank from fulfilling any duties it may have under the Americans with Disabilities Act, any applicable State Human Rights Act, the Family and Medical Leave Act, or any other applicable law or regulation nor shall it preclude the Employee from receiving benefits to which the Employee may be entitled under any disability plan or agreement sponsored by the Bank.

(d)           Death. The Employee’s employment hereunder shall terminate automatically upon the Employee’s death.

(e)           Severance Terms. Upon termination of the Employee’s employment under this Section 5, the Employee shall forfeit all rights to future compensation under Section 3; provided, however, that if employment is terminated as a result of the Employee’s death or disability as described in Section 5(e)(iii), compensation under Section 3(b) will not be forfeited, and will be payable to the Employee’s Estate/heirs in accordance with the terms of the Bank’s executive incentive plans. Except where termination follows a change in control, as defined in the Employee’s Restated Change-in-Control Agreement, and subject to the Employee’s signing and not revoking a release of claims in a form reasonably acceptable to the Bank, and further subject to compliance with Section 6 below (Agreement Not to Compete), the Employee shall receive the following amounts, except to the extent previously paid by the Bank to the Employee, as full payment, compromise and settlement of all non-vested compensation, and as additional consideration for the restrictive covenants contained in this Agreement:

(i)            In the event the Employee’s employment is terminated by the Bank for Cause, the Bank shall pay the Employee the Employee’s full salary through the date of termination for Cause, at the rate in effect at the time of notice of termination, and the Bank shall thereafter have no further obligation to the Employee under this Agreement;

(ii)           In the event the Employee’s employment is terminated by the Bank without Cause, other than by reason of death or disability as described in Section 5(e)(iii), the Employee shall be paid the Employee’s full salary through the date of termination and in addition, shall be paid each month on the first of the month for twelve months one-twelfth of the total of:  (a) the Employee’s monthly salary in effect at the time of termination times the number of months remaining until expiration of this Agreement plus (b) an amount equal to one year’s annual base salary. Provided, however, that, subject to the provisions of subsection (vii) of this Section 5(e), the first payment shall be made on the first day of the third month coincident with or next following the Employee’s termination of employment and shall include all monthly payments theretofore due under this Agreement;

(iii)          In the event the Employee’s employment is terminated by the Bank because of disability (as defined by and determined under the Bank’s Disability Plan), the Bank will pay the Employee through the last day of the month in which the Employee is terminated plus on the 90th day following the Employer’s termination of employment an amount equal to three (3) month’s base salary;

(iv)          In the event of the Employee’s death, the Bank shall pay the Employee’s spouse, beneficiary, or the Employee’s estate, the Employee’s then current salary through the last day of the month in which such death occurs;

(v)           In the event the Employee’s employment is terminated by the Employee, and if the Employee provides written notice as required in Section 5(b), the Bank shall, subject to the provisions of subsection (vii) of this Section 5(e), pay the Employee’s current salary through the month of termination and on the 60th day following the Employee’s termination of employment one additional month’s salary. Failure to give such notice shall result in forfeiture of accrued PTO and the Employee shall be paid only through the last day worked;

(vi)          In the event the Employee’s employment is terminated because the Employee has chosen not to extend the term of the Agreement pursuant to Section 1, the Bank shall pay the Employee the Employee’s full salary during the period of time that the Employee continues to work (but not beyond the end of the term), at the rate then in effect, plus accrued PTO.  However, the Bank may request the Employee to terminate employment before the end of the term in which event the Bank shall pay the Employee the Employee’s full salary through the end of the term of the Agreement, at the rate then in effect, plus accrued PTO. In the event the Employee’s employment is terminated because the Bank has chosen not to extend the term of the Agreement pursuant to Section 1 the Bank shall pay the Employee the Employee’s full salary through the end of the term of the Agreement, at the rate then in effect, plus accrued PTO; and

(vii)         Notwithstanding the foregoing payment provisions, if the Bank determines that any payments described above are subject to 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”) (or a successor provision), the payments described above shall be delayed until the earlier of the Employee’s death or the first day of the month coincident with or next following the sixth month anniversary of the Employee’s termination of employment and shall include all payments theretofore due under this Agreement.  Provided, however, that no payments shall be made and payments already made shall be returned to the Bank if the Employee violates the non-compete provisions contained in Section 6.

Compensation following a change in control, as defined in the Employee’s Restated Change in Control Agreement, shall be governed by the terms of that Agreement.

6.                                      Agreement Not to Compete

The Employee agrees that during the term of the Employee’s employment hereunder and for a period of one (1) year after termination of this Agreement by the Employee or by the Bank for any reason, voluntarily or involuntarily, with or without Cause under Section 5(b), the Employee will not:  either directly or indirectly, on the Employee’s own behalf or as a partner, member, officer, employee, consultant, stockholder (except by ownership of less than 1% of the outstanding stock of a publicly held corporation, or the ownership does not involve any managerial or operation responsibility), director or trustee of any person, firm, or corporation or otherwise, engage in or assist others to engage in any business, competing with the business carried on by the Bank, or solicit business from any customers of the Bank, within the cities, towns, municipalities, or counties where the Bank conducts business. “Bank” as used in this provision shall include all branch operations and locations. If the Employee violates the non-compete provisions of this Section 6 the Employee shall return to the Bank any severance payments received after termination under Section 5(e) or under Section 4(a)(iii) of the Employee’s Restated Change in Control Agreement.

7.                                      Solicitation of Employees

The Employee agrees that during the term of the Employee’s employment and for one (1) year after the termination of such employment, the Employee will not induce or attempt to induce any person who is an employee of the Bank to leave the employ of the Bank and engage in any business which competes with the Bank’s business.

8.                                      Confidential Information

The Employee acknowledges that as a result of employment with the Bank, the Employee has access to and knowledge of confidential, trade secret and proprietary information of the Bank. In exchange for the consideration set forth herein and for the consideration set forth in the Restated Change-in-Control Agreement contemporaneously executed, the Employee agrees not to disclose to anyone inside or outside the Bank or use for the Employee’s own benefit or the benefit of others, any of this information without the express written consent of the Bank. The Employee acknowledges an unauthorized disclosure or use of this information would be unfair and would cause the Bank irreparable harm.

9.                                      Compensation Restrictions under CPP

Anything in this Agreement to the contrary notwithstanding, because HF Financial Corp. is participating in the capital purchase program (“CPP”) of the United States Treasury Department (“Treasury”) established under the Emergency Economic Stabilization Act of 2008 (“EESA”), compensation to the Employee shall be restricted as follows:

(a)                                  No Golden Parachute Payments. The Bank is prohibiting any golden parachute payment to the Employee during any “CPP Covered Periods.” A “CPP Covered Period” is any period during which (i) the Employee is a senior executive officer and (ii) Treasury holds an equity or debt position acquired from the Bank in the CPP.  “Golden parachute payment” is used with same meaning as in Section 111(b)(2)(C) of EESA.  For purposes of this Section 9, “Bank” includes any entities treated as a single employer with the Bank under 31 C.F.R. Section 30.1(b) (as in effect on the Closing Date of the CPP purchase) The Bank shall determine any reductions in such a manner that to the extent possible, the provisions of Section 409A of the Code are not violated.

(b)                                  Recovery of Bonus and Incentive Compensation. Any bonus and incentive compensation paid to the Employee during a CPP Covered Period and while the Employee is a senior executive officer is subject to recovery or “clawback” by the Bank if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

(c)                                  Compensation Program Amendments. Each of the Bank’s compensation, bonus, incentive and other benefit plans, arrangements and agreements (including golden parachute, severance and employment agreements) (collectively, “Benefit Plans”) with respect to the Employee is hereby amended to the extent necessary to give effect to provisions (a) and (b), including, but not limited to, this Agreement, the Change in Control Agreement, the Long Term Incentive Plan, the Short Term Incentive Plan, any individual incentive program, the Excess Pension Plan and the Deferred Compensation Agreement.

In addition, the Bank is required to review its Benefit Plans to ensure that they do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Bank. To the extent any such review requires revisions to any Benefit Plan with respect to the Employee that the Bank does not have the authority to change unilaterally, the

Employee and the Bank agree to negotiate such changes promptly and in good faith.

This Section 9 is intended to, and will be interpreted, administered and construed to, comply with Section 111 of EESA (and, to the maximum extent consistent with the preceding, to permit operation of the Benefit Plans in accordance with their terms before giving effect to this Section 9 and without violating the provisions of Section 409A of the Code).

10.                               No Assignments

This Agreement is personal to each of the parties hereto, and neither party may assign or delegate any of its rights or obligations hereunder without first obtaining the written consent of the other party; provided, however, that the Bank will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Bank, by an assumption agreement in form and substance satisfactory to the Employee in the Employee’s reasonable discretion, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession or assignment had taken place. Failure of the Bank to obtain such an assumption agreement prior to the effective date of any such succession or assignment shall be a breach of this Agreement.

11.                               Notice

For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (provided that all notices to the Bank shall be directed to the attention of the Chief Executive Officer of the Bank with a copy to the Secretary of the Bank), or to such other address as either party may have furnished to the other in writing in accordance herewith. Notices shall be effective upon receipt.

12.                               Entire Agreement/Waivers

This Agreement, the contemporaneously executed Restated Change-in-Control Agreement, and the Letter Agreement dated November     , 2008, between the Employee and HF Financial Corp. in connection with the CPP addressed in Section 9 of this Agreement, as any of the same may be amended from time to time, represent the entire agreement between the parties and supersede all previous communications, representations, understandings, and agreements, either oral or written, between the Bank and the Employee with respect to the employment of the Employee by the Bank. No waiver of the terms of this Agreement shall be binding upon either party unless in writing, signed by the party to be charged. The waiver or failure of either party to enforce the terms of this Agreement in one instance shall not constitute a waiver of that party’s rights under this Agreement with respect to other violations.

13.                               Severability

The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

14.                               Section 409A of the Code

It is the intent of the parties that this Agreement be construed to avoid the excise tax and penalties described in Section 409A of the Code. This Agreement shall be interpreted in a manner consistent with that intent. In that regard, the concept of “termination of employment” shall be interpreted to mean “separation from service” within the meaning of Section 409A.

15.                               Governing Law

The laws of the United States to the extent applicable and otherwise the laws of the State of South Dakota shall govern this Agreement.

16.                               Arbitration and Remedies

(a)                                  Except as otherwise expressly provided in this Agreement, any dispute or claim arising under or with respect to this Agreement, or the termination of this Agreement, will be resolved by arbitration in the state of South Dakota in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association by a mutually agreeable neutral arbitrator. The decision or award of the arbitrator shall be final and binding upon the parties and may be entered as a judgment or order in any Court of competent jurisdiction;

(b)                                  All information and documentation submitted by the parties or received from any other source, together with all transcripts of the hearing(s) or other proceedings, and the arbitrator’s findings shall be treated by the arbitrator and the parties as Confidential Information and the participants agree not to disclose or turn over any such information or documentation to a third party without the prior written consent of the parties, or pursuant to a lawful subpoena or court order, or an order to obtain injunctive relief;

(c)                                  Employee acknowledges that compliance with Sections 6, 7, and 8 is necessary to protect the business and good will of the Bank, and that a breach of these sections would irreparably and continually damage the Bank for which money damages may not be adequate. Consequently, the Employee agrees that the Bank will be entitled to injunctive and other equitable relief from the courts for breach or threatened breach of these sections and the Employee agrees that it will not be a defense to any request for such relief that the Bank has an adequate remedy at law. For purposes of any such proceeding, the Bank and the Employee submit to the non-exclusive jurisdiction of the courts of the state of South Dakota, and of the United States located in the State of South Dakota, and each agrees not to raise and waives any objection to or defense based on the venue of any such court or forum non-conveniens;

(d)                                  If a court of competent jurisdiction determines that any provision of this Agreement is unreasonable in scope, time, or geography, it is hereby authorized by the Employee and the Bank to enforce the same in such narrower scope, shorter time or lesser geography as such court determines to be reasonable and proper under all the circumstances. The restrictive covenants in Section 6 shall be deemed separate covenants for each and every state, county, municipality, and town, and in the event the covenants for one or more of the geographic territories is determined to be unenforceable, the remaining covenants shall continue to be effective; and

(e)                                  The Bank will also have such other legal remedies as may be appropriate under the circumstances including, but not limited to, recovery of damages occasioned by a breach.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

EMPLOYEE	BANK

/s/ Curtis L. Hage
	By:	Curtis L. Hage
	Its:	Chairman and Chief Executive Officer